         As filed with the Securities and Exchange Commission on May 12, 1998

                                               Registration No. 333-___________
-------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                              ------------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                           Under The Securities Act of 1933

                              ------------------------

                              DUNN  COMPUTER CORPORATION
                (Exact name of registrant as specified in its charter)

            Virginia                                   54-1890464
  (State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                     1306 Squire Court, Sterling, Virginia 20166
             (Address of principal executive offices including zip code)

                     DUNN COMPUTER CORPORATION STOCK OPTION PLAN
                               (Full title of the plan)


                                   John D.  Vazzana
                 Executive Vice President and Chief Financial Officer
                              Dunn Computer Corporation
                                  1306 Squire Court
                               Sterling, Virginia 20166
                                    (703) 450-0400

                (Name, address and telephone number, including area code,
                                of agent for service)

                                       Copy to:
                               Kenneth J.  Ayres, Esq.
                              Jones, Day, Reavis & Pogue
                                 Metropolitan Square
                                 1450 G Street, N.W.
                             Washington, D.C. 20005-2088
                                    (202) 879-3791

                           CALCULATION OF REGISTRATION FEE


Title of              Amount to be    Proposed Maxi-       Proposed Maxi-      Amount of
Securities to         Registered(1)   mum Offering         mum Aggregate       Registration
be Registered                         Price Per Share (2)  Offering Price(2)   Fee

Common Stock, par     2,200,000       $6.73                 $14,806,260           $4,368
value $0.001


(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional Common Stock as may become issuable pursuant to the anti-dilution provisions of the Dunn Computer Corporation Stock Option Plan.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as follows: (a) for 1,832,000 shares issuable pursuant to outstanding options, on the basis of a weighted average exercise price of $6.18 per share; and (b) for 368,000 shares, on the basis of the average of the high and low sale prices of Dunn Computer Corporation, a Delaware corporation, as reported on the Nasdaq National Market on May 8, 1998.

-------------------------------------------------------------------------------

                                        Part I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.


                                       Part II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference

     The following document previously filed by Dunn Computer Corporation, a Virginia corporation (the "Company" or the "Registrant"), with the Commission is incorporated herein by reference:

     the Company's final prospectus filed pursuant to Rule 424(b) of the Securities Act on April 28, 1998 (Registration No. 333-47631), including the description of the Company's common stock, par value $0.001 per share (the "Common Stock") contained therein.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities

     A description of the Company's Common Stock is incorporated herein by reference under Item 3 above.


Item 5.   Interests of Named Experts and Counsel

     Not Applicable.


Item 6.   Indemnification of Directors and Officers

     Virginia Stock Corporation Act

     Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

     Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in
Section 697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

     Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and
(3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under Section 699 are to be made in the manner specified in Section 701 of the VSCA.

     Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

     Section 702 of VSCA states that, unless limited by corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

     Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

     Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

     Articles of Incorporation

     Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

     Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

     Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

     For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

     Indemnification Agreements

     The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

     Insurance

     The Company has purchased directors and officers liability insurance in the amount of $1.0 million.

Item 7.   Exemption from Registration Claimed

     Not Applicable.


Item 8.   Exhibits

Exhibit
Number                             Description

4.1 Articles of Incorporation of the Company, dated February 5, 1998 and effective as of February 26, 1998. (Filed as Exhibit 3.1 to the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.2       By-laws of the Company, effective as of March 5, 1998.  (Filed as
          Exhibit 3.2 to the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.3       Specimen common stock certificate for the Company.  (Filed as Exhibit
          4.1 to the Registration Statement on Form S-1, Amendment No. 2, of the Company, dated April 23, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.4       Dunn Computer Corporation Stock Option Plan.

5.1       Opinion of Jones, Day, Reavis & Pogue.

23.1      Consents of Ernst & Young LLP, Independent Auditors.

23.2      Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.3      Consent of Davis, Sita & Company, P.A. Independent Auditors.

23.4      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

24.1      Power of Attorney (set forth on Page 7 of this Registration
          Statement).

99.1 Agreement of Merger, dated as of March 18, 1998 between Dunn Merger Corp., Dunn Computer Corporation, a Delaware corporation, and the Company. (Filed as Appendix A to the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4, Amendment No. 2, of the Company, dated April 6, 1998 (File No. 333-48177), and hereby incorporated by reference).


Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sterling, Commonwealth of Virginia, on May 8, 1998.

                              DUNN COMPUTER CORPORATION



                              By:  /s/ Thomas P. Dunne
                                   -------------------
                                   Thomas P. Dunne
                                   President



                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the directors and officers of the Registrant whose signature appears below hereby constitutes and appoints each of Thomas P. Dunne and John D. Vazzana, jointly and severally, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including any amendment and any post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                Title                      Date

   /s/ Thomas P. Dunne        Chairman, Chief Executive
   --------------------         Officer and President            May 8, 1998
       Thomas P. Dunne          (Principal Executive Officer)

  /s/ John D. Vazzana         Executive Vice President, Chief
  ---------------------         Financial Officer and Director   May 8, 1998
      John D. Vazzana           (Principal Financial and
                                Accounting Officer)

  /s/ Claudia N. Dunne        Vice President and Director        May 8, 1998
  ---------------------
      Claudia N. Dunne

/s/ VADM E.A. Burkhalter, Jr., USN (Ret.)    Director            May 8, 1998
-----------------------------------------
    VADM E.A. Burkhalter, Jr., USN (Ret.)

  /s/ Daniel Sinnott          Director                           May 8, 1998
  --------------------
      Daniel Sinnott

                                    EXHIBIT INDEX


Exhibit
Number                             Description
-------                            -----------
4.1 Articles of Incorporation of the Company, dated February 5, 1998 and effective as of February 26, 1998. (Filed as Exhibit 3.1 to the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.2       By-laws of the Company, effective as of March 5, 1998.  (Filed as
          Exhibit 3.2 to the Registration Statement on Form S-1, Amendment No. 1, of the Company, dated April 1, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.3       Specimen common stock certificate for the Company.  (Filed as Exhibit
          4.1 to the Registration Statement on Form S-1, Amendment No. 2, of the Company, dated April 23, 1998 (File No. 333-47631), and hereby incorporated by reference).

4.4       Dunn Computer Corporation Stock Option Plan.

5.1       Opinion of Jones, Day, Reavis & Pogue.

23.1      Consents of Ernst & Young LLP, Independent Auditors.

23.2      Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.3      Consent of Davis, Sita & Company, P.A. Independent Auditors.

23.4      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

24.1      Power of Attorney (set forth on Page 7 of this Registration
          Statement).

99.1 Agreement of Merger, dated as of March 18, 1998 between Dunn Merger Corp., Dunn Computer Corporation, a Delaware corporation, and the Company. (Filed as Appendix A to the Proxy Statement/Prospectus contained in the Registration Statement on Form S-4, Amendment No. 2, of the Company, dated April 6, 1998 (File No. 333-48177), and hereby incorporated by reference).